Exhibit 10.2

Jiangsu Baikang Biotechnology Co., Ltd.

Employment Contract

This employment contract (hereinafter referred to as "this contract") was signed by the following parties on January 1, 2019:

Party A:	Jiangsu Baikang Biotechnology Co., Ltd.
Address: industrial Park, Tiefu Town, Pizhou City
Legal representative: Li Jinguo

Party B:	Li Jinguo
Gender: male
Identity card number: 320382196811282551
Address: No. 31, Huilong international garden, east liberation road, Yunhe town, Pizhou, Jiangsu province

In accordance with the provisions of the Labor Law of the people's Republic of China, the Labor contract Law of the people's Republic of China, and other relevant laws and regulations, the two parties have reached the following contract after equal and friendly consultation, and agreed to mutually abide by it.

1.	Term of the Employment

1)	This contract is a fixed-term labor contract with a term of 5 years, from January 01, 2019 to December 31, 2023 (hereinafter referred to as "Labor term").

2)	Before the expiration of the labor term, both parties may negotiate renewal of the matter.

2.	Job Content

1)	Party B agrees to hold the position of General Manager according to Party A's work needs.

2)	Party A shall have the right to adjust Party B's work department, place of work, work position, work content and / or work position according to its business situation and / or Party B's performance and / or ability to work without the prior consent of Party B.

3.	Job Duties

During the period of labor, Party B shall abide by the following provisions:

1)	Party B undertakes and guarantees that it has full and complete rights / powers to sign and perform this contract with Party A, and the signing and performance of this contract will not result in any claim filed against Party A by the former employer of Party B and / or any other third party. Otherwise Party B shall compensate Party A for all losses and expenses resulting therefrom.

2)	Party B shall work full-time in Party A, obey the management and arrangement of Party A, work diligently and with due diligence for Party A, and fulfill the tasks and requirements arranged by Party A from time to time on time and in quality. Part B shall not engage in any act that harms or endangers the legitimate interests of Party A.

3)	If Party B fails to work for Party A in case of illness or accident, Party B shall notify Party A in time and obtain Party A's approval in accordance with the terms of this contract and Party A's work and leave policies, otherwise Party B shall be treated as absenteeism.

4)	During the working hours prescribed or requested by Party A, Party B shall not deal with any private matters or work without the prior written consent of Party A, nor shall Party B perform any part-time work for any third party or handle the tasks arranged by the third party.

5)	Party B shall strictly abide by the relevant laws and regulations, as well as the rules and policies formulated or amended by Party A from time to time, including, but not limited to, the management policies, attendance policies, and work disciplines.

4.	Working Time

1)	Party B agrees to implement Party A's working hours system, and agrees to abide by Party A's adjustment of the working hours in accordance with the relevant laws and regulations.

2)	If Party B needs to leave work in advance or temporarily within normal working hours, Party A shall apply for leave of absence and obtain Party A's approval in accordance with Party A's rules and regulations.

3)	Party B shall abide by the commuting system formulated and / or modified by Party A from time to time, and the attendance records shall be kept by Party A so that Party A can manage and evaluate it.

5.	Remuneration

1)	After friendly negotiation, the salary of Party B shall be calculated at RMB [ 220000] per month for the duration of this contract and shall be distributed before the 15th of the following month.

2)	During the term of labor contract, Party B shall pay for the expenses incurred by Party B.

3)	Party A has the right to adjust Party B's salary according to its rules and regulations and Party B's performance and / or capability; If Party B's attendance days, work tasks and / or positions change, Party B's monthly salary shall also be adjusted by Party A according to actual attendance days, new work content and / or work position.

4)	Party B shall keep the contents of this article strictly confidential and shall not disclose to any third party, including but not limited to other employees of Party A, without the prior written permission of Party A.

6.	Labour Protection, Labour Conditions and Labour Safety

1)	Party A shall, in accordance with the provisions of the relevant laws and regulations, establish and improve the working norms, operating rules and safety and health systems, so as to provide Party B with the workplace meeting the national safety and health standards and the necessary labour tools for the completion of the work tasks. Party A shall provide Party B with labor protection supplies required by Party A regulation as well as in compliance with relevant laws and regulations.

2)	Party B shall strictly abide by Party A's working norms and / or revised regulations from time to time, and consciously prevent accidents.

7.	Labor Tool

1)	All labor tools provided by Party A to Party B are the property of Party A, and Party B shall keep and use them properly in the course of work and return them to Party A at the end of the labor term.

2)	Without the prior written consent of Party A, Party B shall not use the labor tools provided by Party A for its personal or third party's benefit, and Party A shall have the right to inspect at any time.

8.	Work Discipline

1)	Party B shall strictly abide by this contract and the rules and regulations formulated by Party A from time to time; strictly abide by Party A's safety and hygiene, production process, operating procedures and working norms; take care of Party A's property, keep Party A's trade secrets, and abide by professional ethics; Improve ideological awareness and professional skills.

2)	If Party B violates this contract and / or Party A's rules and regulations (including work discipline), Party A shall have the right to impose disciplinary action on Party B according to its rules and regulations until the termination of this contract.

9.	Non-competition

During the labor period, Party B shall work for Party A wholeheartedly. Without Party A's prior written consent, Party B shall not engage in, invest or participate in any form of business competing with Party A, otherwise the benefits shall be vested in Party A.

10.	Change, rescission, termination, renewal of contract

1)	Except as otherwise agreed in this contract, this contract may be amended in writing only by agreement between the parties A and B.

2)	After the agreement of both parties A and B, this contract may be cancelled.

3)	Party B may cancel this contract after 30 days' notice in writing.

4)	If Party B has any of the following circumstances, Party A may terminate this contract:

(a)	Seriously violating the rules and regulations of Party A;

(b)	Serious dereliction of duty, private fraud, causing major damage to Party A;

(c)	Party B's establishment of labor relations with other employing units at the same time has seriously affected the completion of Party A's work tasks, or has refused to make corrections upon the proposal of Party A;

(d)	This contract is null and void due to violation of the relevant laws and regulations;

(e)	Being investigated for criminal liability in accordance with the law.

5)	Before the expiration of the labor term, Party A shall notify Party B in writing of its intention to terminate or renew this contract 30 days in advance, and both parties shall negotiate the termination or renewal formalities.

11.	Discharge, termination and breach of responsibility for labour contracts

If Party B violates the provisions of relevant laws and regulations and / or the provisions of the rules and regulations of Party A and / or the provisions of this contract and causes losses to Party A, he/she shall be liable for damages, including but not limited to the direct economic losses caused to the production and operation of Party A.

12.	Other

1)	This contract shall take effect from the date of signature by both Party A and Party B. There are two copies in duplicate. Party A shall hold one copy and Party B shall hold one copy, each of which shall have the same legal effect.

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[this page has no text, it is the signature page of the Labor contract of Jiangsu Baikang Biotechnology Co., Ltd.]

Party A:

Party B:

This contract shall be signed by the above parties on the date stated at the beginning of the document